Exhibit 10.1

EXECUTION VERSION

BANK OF AMERICA, N.A. BofA SECURITIES, INC. One Bryant Park New York, New York 10036	DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH 60 Wall Street New York, NY 10005	BARCLAYS 745 Seventh Avenue New York, New York 10019

March 10, 2021

Hilton Grand Vacations Borrower LLC

5323 Millenia Lakes Boulevard, Suite 400

Orlando, FL 32839

Attention: Dan Mathewes, Executive Vice President and Chief Financial Officer

Project Odyssey

Commitment Letter

Ladies and Gentlemen:

Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Company” or “you”), has advised Bank of America, N.A. (“BANA”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities” and, together with BANA, “Bank of America”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG Cayman Islands Branch (“DBCI” and, together with DBSI, “Deutsche Bank”) and Barclays Bank PLC (“Barclays” and, together with Bank of America, Deutsche Bank and any other financial institution that becomes a Commitment Party as set forth in Section 1 below, the “Commitment Parties”, “we” or “us”) that the Company desires to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.

Upon the terms and subject only to the conditions described in this letter agreement and the attached Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E (collectively, the “Exhibits” and, together with this letter agreement, the “Commitment Letter”), each of BANA, DBCI and Barclays is pleased to inform you of its commitment to provide (i) an amount equal to 35.0%, 32.5% and 32.5%, respectively of the Senior Unsecured Bridge Facility, (ii) an amount equal to 35.0%, 32.5% and 32.5%, respectively of the Term Facility and (iii) an amount equal to 35.0%, 32.5% and 32.5%, respectively of the Revolving Facility (each of BANA, DBCI and Barclays, together with any other financial institution that becomes an Initial Lender as set forth in Section 1 below, an “Initial Lender” and, collectively in such capacities, the “Initial Lenders”). The Senior Unsecured Bridge Facility and the Senior Facilities are collectively the “Facilities”.

Section 1. Title and Roles.

You hereby appoint (i) each of BofA Securities, DBSI and Barclays and each of BofA Securities, DBSI and Barclays hereby agrees to act, as a bookrunner and a lead arranger with respect to the Senior Unsecured Bridge Facility, the Senior Facilities and the Amendment (in such capacities, and together with other Additional Arrangers appointed in accordance with this Section 1, an “Arranger” and, collectively in such capacities, the “Arrangers”) and (ii) BANA to act, and BANA hereby agrees to act, as sole administrative agent with respect to the Senior Facilities (in such capacities, the “Senior Facilities Agent”) and DBCI to act, and DBCI hereby agrees to act, as sole administrative agent with respect to the Senior Unsecured Bridge Facility (in such capacities, the “Bridge Facility Agent”; together with the Senior

Facilities Agent, the “Agents”), in each case upon the terms and subject to the conditions described in this Commitment Letter. You agree that no additional agents, co-agents, bookrunners, lead arrangers or co-managers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other person in order to obtain commitments to any Facility or in connection with the Amendment unless you and the Commitment Parties as of the date hereof shall so agree. BofA Securities will have primary authority for managing the syndication of the Senior Facilities and the arrangement of the Amendment and BofA Securities shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities and the Amendment and shall hold the leading role and responsibilities conventionally associated with such “left” placement. DBSI will have primary authority for managing the syndication of the Senior Unsecured Bridge Facility and DBSI shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Senior Unsecured Bridge Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement. At any time within 15 business days after the date of your acceptance of this Commitment Letter, you may appoint additional co-managers, agents, co-agents, arrangers, bookrunners or confer other titles in respect of the Facilities and the Amendment (each such party, an “Additional Arranger”) and may allocate to such Additional Arrangers up to 36.5% of the commitments of the Commitment Parties hereunder with respect to the Facilities on a pro rata basis (and thereafter, such financial institution shall constitute a “Commitment Party” and “Initial Lender” hereunder) and corresponding compensatory economics in connection with each Facility to such other persons. Notwithstanding anything in Section 1 to the contrary, the commitments of, and economics allocated to, the Initial Lenders with respect to each Facility will be permanently reduced by the amount of the commitments of, and economics allocated to, such appointed entities (or their affiliates) in respect of such Facility, with such reduction allocated to reduce the commitments of, and economics allocated to, the Initial Lenders in respect of such Facility (excluding any Initial Lenders that becomes a party hereto pursuant to this section) on a pro rata basis. It is agreed and understood that this Commitment Letter shall not constitute a commitment to provide or consent to the Amendment and that no assurance can be given that the Amendment will be obtained.

Section 2. Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including any ancillary agreements, certificates or other documents delivered in connection therewith) with respect to any Facility (collectively, the “Operative Documents” with respect to such applicable Facility), to syndicate all or a portion of their commitments under such Facility to one or more other banks, financial institutions, investors and other lenders identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, conditioned or delayed) (the lenders providing the Facilities, together with the Initial Lenders, are collectively referred to herein as the “Lenders”). Subject to the foregoing, the Arrangers will manage all aspects of the syndication of each Facility in consultation with the Company, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders, and will manage all aspects of the efforts to request approval by the requisite lenders under the Existing Credit Agreement with respect to the Amendment.

Without limiting your obligations to assist with syndication efforts (which for purposes of this Commitment Letter shall include efforts relating to request approvals of the Amendment by the requisite lenders under the Existing Credit Agreement) as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, any Facility and in no event shall the commencement or successful completion of syndication of any Facility or obtaining the necessary consents for the Amendment, nor the obligation to assist with

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syndication efforts as set forth herein, constitute a condition to the commitment hereunder or the funding of any Facility on the date of the consummation of the Acquisition and the initial funding under the Facilities and/or the issuance of the Senior Unsecured Notes (the date of such consummation and funding and/or issuance, the “Closing Date”). The Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is the Arrangers’ intent to have Lenders commit to each Facility prior to the Closing Date. Until the earlier of (i) the 45th day following the Closing Date and (ii) the date upon which the Facilities are Successfully Syndicated (such earlier date, the “Syndication Date”), the Company hereby agrees to use its commercially reasonable efforts to assist (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to use its commercially reasonable efforts to cause the Target and its affiliates to assist) us in achieving a syndication that is reasonably satisfactory to us and you. “Successfully Syndicated” means with respect to each of the Senior Unsecured Bridge Facility and the Term Facility, the Initial Lenders’ commitments and loans thereunder are reduced to $0 (“Successful Syndication” has a correlative meaning). In addition, the Company hereby agrees to assist the Arrangers in soliciting and obtaining the requisite approval from the lenders under the Existing Credit Agreement with respect to the Amendment. The Company’s assistance in achieving such syndication of the Facilities and approval of the Amendment shall include but not be limited to: (i) making appropriate members of the senior management, representatives and advisors of the Company (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, appropriate members of the senior management, representatives and advisors of the Target) available to participate in informational meetings (or a conference call in lieu of any such meeting) with potential Lenders and/or ratings agencies at such times and locations mutually agreed upon by the Company with the Arrangers; (ii) using your commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Company (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target); (iii) assisting (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, causing the Target to assist) in the preparation of a customary confidential information memorandum for each Facility and other customary marketing materials to be used in connection with the syndication of each Facility and the Amendment; (iv) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls of prospective Lenders at such at times and locations mutually agreed upon by the Company with the Arrangers and (v) using your commercially reasonable efforts (A) to procure a rating of the Senior Unsecured Bridge Facility, the Senior Unsecured Notes and the Term Facility by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global, Inc. (“S&P”), prior to the date of the bank meeting in connection with the Term Facility (but no specific rating) and (B) to maintain your corporate family rating or corporate rating, as applicable, from each of Moody’s and S&P (but no specific rating). Notwithstanding the foregoing or anything else to the contrary (but without limiting the Exclusive Funding Conditions), it is understood and agreed that you have no obligation hereunder to make available to us any documentation or information (i) subject to confidentiality obligations binding upon you, Hilton Grand Vacations Inc. (“HGVI”) or Hilton Grand Vacations Parent LLC, the direct parent company of the Company (“Holdings”) (in each case, not entered into in contemplation hereof) or (ii) subject to applicable attorney-client privilege; provided, you will use commercially reasonable efforts to notify us if any material documentation and information is being so withheld and provide a general description of such withheld documentation or information, in each case, to the extent permitted under the applicable obligation of confidentiality or privilege. Without limiting any of the Exclusive Funding Conditions and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of any Facility on the Closing Date, (ii) neither the commencement nor the completion of the syndication of any Facility shall constitute a condition to the commitments hereunder or the funding of any Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments under each Facility, including all

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rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. You hereby authorize the Arrangers to download copies of your trademark logos from your websites and post copies thereof on the Platform (as defined below) established by the Arrangers to syndicate the Facilities and request approval of the Amendment and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or the approval of the Amendment or in any advertisements to which you consent that any Arranger may place after the Closing Date in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder.

You acknowledge that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, HGVI, Holdings, the Target or their respective subsidiaries or any securities of any thereof) (each, a “Public Lender”). You agree that (A) at the request of the Arrangers, you will assist us in preparing a version of the confidential information memorandum and lender presentation (the “Company Materials”) to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, HGVI, Holdings, the Target or their respective subsidiaries or of the securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”, and any Company Materials that contains MNPI is referred to as “Private-Side Materials”); (B) all Private-Side Materials will be clearly and conspicuously marked “Private, contains Material Non-Public Information”; (C) if any Company Materials are not so marked, except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents, you will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any MNPI; (D) all Company Materials not marked “Private, contains Material Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Lender” and (E) you shall provide us with customary authorization letters for inclusion in the Company Materials that contain a customary 10b-5 representation and represent that any Company Materials with respect to the Company not marked “Private, contains Material Non-Public Information” do not include MNPI with respect to the Company and exculpate you, us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof. The Arrangers agree to treat any Company Materials that are marked “Private, contains Material Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of each Facility, the Company agrees that, until the Syndication Date, the Company will not, and will not permit any of its subsidiaries to (and will use its commercially reasonable efforts to not permit the Target or any of its subsidiaries to) syndicate, issue, place or arrange any debt facility or debt security (excluding the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes and/or the Senior Facilities) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to materially and adversely impair the primary syndication of the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes and/or the Term Facility (it being understood that (A) the incurrence of the Facilities and the consummation of the Amendment, (B) indebtedness of the Company and its subsidiaries incurred in the ordinary course of business, including short term debt for working capital, capital leases, purchase money debt, equipment financings and ordinary course of business letter of credit facilities, (C) any indebtedness of the Target and its subsidiaries permitted under the Acquisition Agreement as in effect on the date hereof (including any warehouse facilities or asset-backed securitizations) and (D) other indebtedness to be agreed among you and the Arrangers shall not be subject to this provision).

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Section 3. Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Facilities on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction (or waiver by each of the Commitment Parties) of the following conditions precedent: (a) since the Agreement Date (as defined in the Acquisition Agreement) no Company Material Adverse Effect (as defined below), has occurred and is continuing, (b) subject to the Limited Conditionality Provisions (as defined below), the execution and delivery of the Operative Documents in respect of the Facilities on the terms set forth in this Commitment Letter (it being understood and agreed that each party hereto will negotiate such additional terms in good faith to finalize such Operative Documents and that the terms of such Operative Documents shall not impair the availability of the Facilities on the Closing Date if the Limited Conditionality Provisions are satisfied) and (c) the satisfaction (or waiver by each of the Commitment Parties) of the other conditions set forth in Exhibit E hereto (clauses (a), (b) and (c) collectively, the “Exclusive Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder in respect of the Facilities other than the Exclusive Funding Conditions (and upon satisfaction or waiver of the Exclusive Funding Conditions, the initial funding under the Facilities shall occur). For purposes of this Commitment Letter, “Company Material Adverse Effect” shall have the meaning assigned to “Company Material Adverse Effect” in the Acquisition Agreement as in effect on the date hereof.

Notwithstanding anything set forth in this Commitment Letter, the Fee Letter or the Operative Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be (x) such of the representations and warranties made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that the Company has the right (taking into account any applicable cure provisions) to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of any of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) made by the Company and the Guarantors in the Operative Documents and (ii) the terms of the Operative Documents shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Company and each of its wholly owned material U.S. restricted subsidiaries (to the extent required by Exhibit C) (provided that, to the extent you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests of the subsidiaries of the Target, to the extent required by Exhibit C, will only be required to be delivered and/or perfected on the Closing Date pursuant to the terms set forth above if such certificated equity interests are received from the Target) and (2) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not earlier than 90 days after the Closing Date or such longer period as may be agreed by the Senior Facilities Agent) by the Senior Facilities Agent and the Company acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Operative Documents (with respect to the Company and the Guarantors) relating to the legal existence of the Company and the Guarantors; power and authority, due authorization, execution, delivery and validity, in each case, related to the entering into, borrowing under, guaranteeing under, performance of and granting of security interests in the collateral pursuant to, the Operative Documents; the enforceability of the Operative Documents against the Company and each Guarantor; the execution and performance of the Operative Documents by the Company and each Guarantor not

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conflicting with or violating the Company’s or any Guarantor’s organizational documents; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions; creation, validity, perfection and priority (subject to customary permitted liens) of security interests in the Collateral; USA PATRIOT Act; and use of the proceeds of the applicable Facility not violating laws applicable to sanctioned persons and laws and regulations promulgated by OFAC, anti-money laundering laws or the Foreign Corrupt Practices Act. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”. Without limiting the conditions precedent provided herein for availability of the Facilities on the Closing Date, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

Section 4. Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the funding of any Facility; (b) five business days after the Termination Date (as defined in the Acquisition Agreement is in effect on the date hereof); and (c) the date the Acquisition Agreement is terminated (such earliest date, the “Commitment Termination Date”). In addition, each Commitment Party’s commitment hereunder and the other obligations set forth in this Commitment Letter with respect to the Revolving Facility will terminate on the date when the administrative agent under the Existing Credit Agreement has received the requisite lenders’ consent under the Existing Credit Agreement to the Amendment.

Section 5. Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this Commitment Letter, the Fee Letter and the Agent Fee Letter dated the date hereof among the parties hereto (such fee letters, as further amended, amended and restated, supplemented or otherwise modified, collectively, the “Fee Letter”). The terms of the Fee Letter are an integral part of our commitments and other obligations hereunder and our agreement to perform the services described herein and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and the Fee Letter shall be nonrefundable when paid except as expressly agreed.

Section 6. Indemnification.

The Company shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, officers, employees, agents, trustees, representatives, attorneys and advisors and their respective successors and permitted assigns (each, a “Protected Party”) from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of one primary counsel for the Protected Parties, taken as a whole, one additional counsel to each group of similarly situated Protected Parties as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary), that may be incurred by or asserted or awarded against any Protected Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Fee Letter or the Operative Documents, the Transactions or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Protected Party’s (or its Related Parties’) bad faith, gross

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negligence or willful misconduct or material breach of this Commitment Letter or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates and that is brought by any Protected Party against any other Protected Party (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent or any similar role under any Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its affiliates, security holders or creditors, a Protected Party or any other person, or a Protected Party is otherwise a party thereto and whether or not the Transactions are consummated. “Related Party” of a Protected Party means (a) any of such Protected Party’s directors, officers or employees or (b) any of such Protected Party’s agents, trustees, representatives, attorneys, consultants or advisors, in each case acting at the instructions of, or for the benefit of, such Protected Party.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph. The commitments and obligations of the Commitment Parties hereunder and under the Fee Letter are several and not joint, and no Commitment Party shall be liable on any theory of liability to you or any other person for the actions or omissions of any other Commitment Party.

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not we or any other Protected Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Protected Party from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Protected Party.

The Company acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform. No Protected Party will be liable to the Company or any of its affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Protected Party’s bad faith, gross negligence or willful misconduct.

Section 7. Costs and Expenses.

The Company shall pay, or reimburse the Commitment Parties on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with any Facility, the Transactions and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Operative Documents, including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel for the Commitment Parties, taken as a whole, one additional counsel to each group of similarly situated persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary; provided that such costs and expenses shall only be payable if the Transactions are consummated and the Closing Date occurs. The Company shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel for the Commitment Parties, taken as a whole, one additional counsel to each group of similarly situated persons as required due to actual or reasonably perceived conflicts of

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interest and local counsel in each material jurisdiction, as necessary) incurred by the Commitment Parties in connection with the enforcement of any of their rights and remedies hereunder. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

Section 8. Confidentiality.

The Company agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than its parent entities, subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of HGVI and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Company may disclose this Commitment Letter and the contents hereof and thereof: (a)(i) as may be compelled or requested in a judicial or administrative proceeding, action or process or pursuant to the order or request of any court or administrative agency or upon the request or demand of any regulatory authority, (ii) as otherwise required by applicable law, regulation or governmental request or (iii) in any required (as reasonably determined by the Company) filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but, in the case of this clause (iii), not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (b) to Moody’s or S&P in connection with obtaining a rating of the Senior Unsecured Bridge Facility, the Senior Unsecured Notes and/or the Term Facility (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (c) to HGVI, Holdings and their respective subsidiaries and controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter (together with an unredacted copy of the Fee Letter), in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby; (d) in syndication or other marketing materials relating to any Facility (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (e) on a confidential basis to any prospective Additional Arranger or affiliate thereof (including the Fee Letter after this Commitment Letter and the Fee Letter have been accepted by you); (f) to the Sellers, the Target and their respective officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis (and you may disclose an unredacted copy of the Fee Letter and the contents thereof); (g) to HGVI, the Company and their respective affiliates’ accountants for customary audit or accounting purposes; (h) in connection with the exercise of any rights or remedies or (i) with our prior written consent. Your obligations under this paragraph shall automatically terminate on the earlier of (x) the date occurring 24 months after the date hereof and (y) the date that is 12 months after the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party or

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any of its affiliates in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party or its affiliates from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or as a result of a violation of this paragraph or (ii) subject to confidentiality obligations to you, HGVI or your or any of its subsidiaries, (e) to the extent that such information is independently developed by any Commitment Party or its affiliates, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with any Facility and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under any Facility, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to Moody’s or S&P in connection with obtaining a rating of the Senior Unsecured Bridge Facility, the Senior Unsecured Notes and/or the Term Facility in consultation and coordination with you, (i) for the purposes of establishing any appropriate defense or in connection with the exercise of any rights or remedies or (j) to service providers to the Arrangers and the Lenders in connection with the administration and management of any Facility and, after the Closing Date, to market data collectors and similar services providers to the lending industry; provided that such information is limited to the existence of this Commitment Letter and the Facilities and the Amendment and the terms of the Facilities and the Amendment customarily provided to such service providers. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice. You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, HGVI and your and its affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. As you know, the Commitment Parties are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of HGVI, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, HGVI and its subsidiaries or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof. The Company acknowledges that BANA, an affiliate of BofA Securities, currently is acting as administrative agent and a lender under the Existing Credit Agreement and the Company’s and its affiliates’ rights and obligations under any other agreement with BofA Securities or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by BofA Securities’ performance or lack of performance of services hereunder. The Company further acknowledges that an affiliate of DBSI currently is acting as a lender under the Existing Credit Agreement and the Receivables Loan Agreement, dated as of December 16, 2016 (as amended, restated, amended and restated

9

or otherwise modified from time to time, the “DB Warehouse Agreement”), by and among Diamond Resorts DB Borrower LLC, as borrower, Wells Fargo Bank, National Association, as collateral agent, paying agent and securities intermediary, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents and DBSI, as administrative agent and as structuring agent, and the Company’s and its affiliates’ rights and obligations under any other agreement with DBSI or any of its affiliates (including the Existing Credit Agreement and the DB Warehouse Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by DBCI’s or DBSI’s performance or lack of performance of services hereunder.

Section 9. Representations and Warranties.

The Company represents and warrants (which representation and warranty, in the case of any information relating to the Target and its subsidiaries prior to the Acquisition, is to the best of the Company’s knowledge) that all written information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties, any Lender or any potential Lender by or on behalf of the Company or any of its representatives (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto provided prior to the earlier of the Closing Date and the Syndication Date) and all financial projections, if any, that have been or will be prepared by or on behalf of the Company or any of its representatives and made available to any of the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, prior to the Closing Date, with respect to Information and Projections relating to the Target and its subsidiaries, use your commercially reasonable efforts to) promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances. For the avoidance of doubt, the accuracy of the representations and warranties in this Section 9, in and of itself, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Facilities.

In arranging and syndicating the Facilities and arranging the Amendment, the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of the Company and its affiliates without responsibility for independent verification thereof.

10

Section 10. Assignments.

The Company may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void. No Commitment Party may assign or delegate any of its rights or obligations under this Commitment Letter or its commitment hereunder (except to one or more of its designated affiliates) other than as expressly permitted hereunder without the Company’s prior written consent.

Section 11. Amendments.

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by the Company and each party hereto or thereto, as applicable.

Section 12. Governing Law, Etc.

This Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect (and whether a Company Material Adverse Effect has occurred) for purposes of the condition in clause (a) of the first sentence of Section 3 above relating to the occurrence of a Company Material Adverse Effect and (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof the Company (or any of its affiliates) have the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement, as applicable, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of laws rules and principles to the extent that to do so would result in the application of the laws of another jurisdiction).

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan or if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

11

Each of the parties hereto agrees that, (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject to the Exclusive Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement of the parties thereto with respect to the subject matter set forth therein.

Section 13. Payments.

All payments under this Commitment Letter and the Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and shall be without set off or counterclaim.

Section 14. Miscellaneous.

This Commitment Letter and the Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this Commitment Letter. This Commitment Letter and the Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this Commitment Letter or the Fee Letter. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and the Company waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to the Company or any of its affiliates in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of the Company or any of its affiliates. Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches, and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning the Company or any of its affiliates and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation (if applicable), reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, service of process, waiver of jury trial, syndication and confidentiality provisions (except to the extent expressly set forth herein) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the later of the Closing Date and the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the initial funding thereunder, in each case solely to the extent covered thereby with retroactive application to the date hereof. You shall have the right to terminate this Commitment Letter and the commitments of the Initial Lenders hereunder (or any portion thereof pro rata among the Initial Lenders) at any time upon written notice to the Initial Lenders from you, other than with respect to your surviving obligations as set forth above.

12

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies each borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act or the Beneficial Ownership Regulation, as applicable. We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This Commitment Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Commitment Parties of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Upon the request of any Commitment Party any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning executed counterparts to this Commitment Letter and the Fee Letter to Bank of America, Deutsche Bank and Barclays at or before 11:59 p.m. (New York City time) on March 10, 2021. If you do not return such executed counterparts prior to the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this Commitment Letter will automatically terminate.

[Signature Pages Follow]

13

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Joseph Stephanak
Name: Joseph Stephanak
Title: Director

BofA SECURITIES, INC.

By:	/s/ Joseph Stephanak
Name: Joseph Stephanak
Title: Director

[SIGNATURE PAGE TO PROJECT ODYSSEY COMMITMENT LETTER]

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Ryan Corning
Name: Ryan Corning
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Ryan Corning
Name: Ryan Corning
Title: Managing Director

[SIGNATURE PAGE TO PROJECT ODYSSEY COMMITMENT LETTER]

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[SIGNATURE PAGE TO PROJECT ODYSSEY COMMITMENT LETTER]

ACCEPTED and agreed to as of the date first written above:

HILTON GRAND VACATIONS BORROWER LLC

By:	/s/ Ben Loper
Name: Ben Loper
Title: Vice President and Treasurer

[SIGNATURE PAGE TO PROJECT ODYSSEY COMMITMENT LETTER]

Exhibit A

to

Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable. The following transactions are referred to herein collectively as the “Transactions”.

The Company intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding capital stock of, or, directly or indirectly merge with, the company previously identified to us as “Diamond” (the “Target”) pursuant to the Acquisition Agreement (as defined below). In connection with the foregoing, it is intended that:

1.

Pursuant to the Agreement and Plan of Merger, dated as of March 10, 2021 (together with all schedules, exhibits, attachments and annexes thereto, the “Acquisition Agreement”), by and among Hilton Grand Vacations Inc., as parent, the Company, the Target, AP VIII Dakota Holdings, L.P., as the seller representative, and the Sellers (as defined therein), the Target will be merged with and into the Company (the “Merger”) with the Company as the survivor of the Merger.

2.

The Company will borrow senior unsecured increasing rate bridge loans (the “Senior Unsecured Bridge Loans”) under a new senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”) on the terms set forth in Exhibit B to the Commitment Letter in an aggregate principal amount of up to (i) $675,000,000, less (ii) the amount of gross cash proceeds actually received by the Company from the issuance of one or more series of senior unsecured notes (collectively, the “Senior Unsecured Notes”) in a Rule 144A or other private placement on or prior to the Closing Date.

3.

The Company will borrow a seven-year senior secured term loan B facility on the terms set forth in Exhibit C to the Commitment Letter (the “Term Facility” together with the revolving credit facility under the Existing Credit Agreement if the Amendment is obtained or the Revolving Facility (as defined below), as applicable, the “Senior Facilities”) in an aggregate principal amount of $1,300,000,000.

4.

On or prior to the Closing Date, the Company (i) will seek to obtain an amendment on terms set forth in Exhibit D to the Commitment Letter (the “Amendment”) to the credit agreement dated as of December 28, 2016 (as heretofore amended, modified, refinanced or restated, the “Existing Credit Agreement” which, as amended by the Amendment, the “Amended Credit Agreement”) among the Company, the guarantors party thereto, and Bank of America, N.A., as administrative agent or (ii) if the requisite consents to the Amendment are not obtained on or prior to the Closing Date, will obtain a new $800,000,000 senior secured revolving credit facility on the terms set forth in Exhibit C to the Commitment Letter (the “Revolving Facility”) to refinance all the outstanding revolving commitments and revolving loans under the Existing Credit Agreement, which will be available to be drawn at the Closing. Commitments under the Revolving Facility will terminate on the date when the administrative agent under the Existing Credit Agreement has received the requisite lenders’ consent under the Existing Credit Agreement to the Amendment.

5.

Pursuant to the Acquisition Agreement, the Company will use a combination of cash on hand and/or borrowings under (a) (i) the revolving credit facility under the Existing Credit Agreement (if the Amendment is obtained) or (ii) the Revolving Facility (if the Amendment is not obtained) and (b) the proceeds of the Senior Unsecured Notes and/or Senior Unsecured Bridge Loans (as applicable) and of the Term Facility for the purpose of consummating the Acquisition, the Refinancing and the other Transactions.

A-1

6.

On or prior to the Closing Date, (i) all “Term Loans” (and if the Amendment is not effective at such time, all “Revolving Credit Exposure”) under and as defined in the Existing Credit Agreement will be repaid in full (and if the Amendment is not effective at such time, in the case of letters of credit exposure, be cancelled, cash collateralized or rolled into the Revolving Facility in a manner reasonably satisfactory to the Company and the applicable issuing banks) and all commitments, guarantees and security interests with respect thereto (as applicable) will be terminated, (ii) the indebtedness in respect of the Company’s 6.125% senior unsecured notes due 2024 will be satisfied and discharged, (iii) the indebtedness of the Target and its subsidiaries under the First Lien Credit Agreement, dated as of September 2, 2016, as heretofore amended, modified, refinanced or restated, among the Target, Barclays Bank PLC, as administrative agent, and other parties thereto will be repaid in full and all commitments, guarantees and security interests with respect thereto will be terminated and (iv) the indebtedness of the Target and its subsidiaries in respect of its 7.750% first-priority senior secured notes due 2023 under that certain Indenture, dated as of August 31, 2016 by an among Dakota Resorts International, Inc. (as successor in merger with Dakota Merger Sub, Inc.) as issuer and Wilmington Trust, National Association, as trustee will be satisfied and discharged (the “Refinancing”).

A-2

Exhibit B

to

Commitment Letter

$675,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached or in the other Exhibits to such letter agreement, as applicable.

Borrower:	Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Company”).

Administrative Agent:	Deutsche Bank AG Cayman Islands Branch will act as sole administrative agent (in such capacities, the “Agent”) for a syndicate of banks, financial institutions, investors and other lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	Each of Deutsche Bank Securities Inc., BofA Securities, Inc. and Barclays Bank PLC will act as a bookrunner and arranger for the Senior Unsecured Bridge Facility (as defined below), and will perform the duties customarily associated with such roles.

Senior Unsecured Bridge Facility:	$675,000,000 in aggregate principal amount of senior unsecured increasing rate bridge loans (the “Senior Unsecured Bridge Loans”), less the amount of gross cash proceeds from any sale of the Senior Unsecured Notes actually received by the Company on or prior to the Closing Date.

Purpose:	The proceeds of the Senior Unsecured Bridge Loans will be used by the Company on the Closing Date to consummate the Acquisition and the Refinancing and for the payment of fees, costs and expenses in connection with the Transactions.

Availability:	The full amount of the Senior Unsecured Bridge Loans must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Unsecured Bridge Facility and repaid may not be reborrowed.

Ranking:	The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of the Company.

Conversion and Maturity:

On the first anniversary of the Closing Date (the “Conversion Date”), any Senior Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Senior Unsecured Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex B-I hereto. At any time on or after the Conversion Date, at the option of the applicable Lender, such Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex B-II to this Exhibit B; provided, however, that the Company may defer the first issuance of Senior Unsecured Exchange Notes until such time as the Company shall have received requests to issue an aggregate of at least $150,000,000 in principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Operative Documents and will have the same terms as the Senior Unsecured Bridge Loans except as expressly set forth in Annex B-I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex B-II hereto.

Guarantees:	All obligations of the Company under the Senior Unsecured Bridge Facility will be unconditionally guaranteed on a joint and several basis (the “Guarantees”) by (a) the entities that are guarantors under the Amended Credit Agreement and (b) the Target and its subsidiaries that would be required to be guarantors under the Amended Credit Agreement (collectively, the “Guarantors”).

Security:	None.

Mandatory Prepayments and Commitments Reductions:	The commitments in respect of the Senior Unsecured Bridge Facility shall be automatically reduced by, and the Senior Unsecured Bridge Loans shall be prepaid at par with, (a) 100% of the net cash proceeds of all non-ordinary course asset sales and other dispositions of property by the Company and its restricted subsidiaries (including proceeds from the sale of equity securities of any restricted subsidiary and insurance and condemnation proceeds) (subject to any requirement for prepayment of the Company’s existing indebtedness, the Term Facility (to which such net cash proceeds shall be first applied to prepay the loans thereunder before being applied to reduce the Senior Unsecured Bridge Facility) and other exceptions or baskets and reinvestment provisions to be agreed upon in accordance with the Bridge Documentation Principles, and, in the case of reinvestment rights, to be required to be reinvested within 12 months, or 18 months with a binding commitment to reinvest within 12 months, after receipt of such proceeds), (b) 100% of the net cash proceeds of issuances, offerings or placements of debt for borrowed money (including the Senior Unsecured Notes and other refinancing debt in respect of the Senior Unsecured Bridge Facility) of the Company and its restricted subsidiaries (subject to exceptions for (i) borrowings under the Amended Credit Agreement or Revolving Facility and any amendment, refinancing, restatement and/or replacement thereof that in each case does not increase the aggregate revolving commitments thereunder (other than by the amount of accrued and unpaid interest on the indebtedness being refinanced and the amount of any costs, fees and expenses incurred in connection therewith), (ii) any intercompany debt of the Company and its subsidiaries, (iii) any warehouse facilities or asset-backed securitizations, (iv) any debt incurred under the Facilities, (v) any debt of the Company or any of its subsidiaries incurred in the ordinary course, including without limitation, purchase money indebtedness, equipment financings, deferred purchase price obligations, short term debt for working capital, capital leases, letter of credit facilities and overdraft facilities and/or (vi) debt of the Target and its subsidiaries contemplated under the Acquisition Agreement); provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Company pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Company thereof) the net cash proceeds received by the Company in respect of such debt security may, at the option of such Lender or affiliate, be applied first to prepay the Senior Unsecured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Unsecured Bridge Loans held by other Lenders and (c) 100% of the net cash proceeds received from the issuance of equity by, or equity contributions to, the Company or any of its subsidiaries (subject to exceptions for (i) equity-based employee compensation plans, including employee stock option plans, equity issued by a subsidiary of the Company to the Company or any other subsidiary, (ii) equity issuances contemplated under the Acquisition Agreement, (iii) equity securities issued as consideration in any acquisition or as directors’ qualifying shares and/or (iv) other nominal amounts required to be held by persons and other customary exceptions to be agreed), which net cash proceeds shall be applied to reduce the commitments under and prepay the Senior Unsecured Bridge Facility.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Senior Unsecured Bridge Facility may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR loans or one business day’s notice in the case of a prepayment of Base Rate loans, without premium or penalty in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Interest Rates:	Interest for the first three month period commencing on the Closing Date shall be payable at Adjusted LIBOR plus 450 basis points (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each three-month period thereafter, the Spread for the immediately succeeding three-month period shall increase by an additional 50 basis points. Interest shall be payable quarterly in arrears. Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Unsecured Bridge Loans, the Senior Unsecured Term Loans (as defined below) or the Senior Unsecured Exchange Notes (as defined below) exceed the Total Senior Unsecured Cap (as defined in the Fee Letter), subject to the Default Interest below. As used herein, “Adjusted LIBOR” means the London interbank offered rate (“LIBOR”) for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Agent for the respective interest period selected by the Company (subject to a floor of zero ).

The Operative Documents will include LIBOR modifications to reflect LIBOR replacement provisions consistent with the ARRC “hardwired” approach (with such modifications as agreed between the Company and the Administrative Agent), with a floor of zero.

Default Interest:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.00% plus the rate otherwise applicable to such loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate loans. Such interest shall be payable on demand.

Conditions Precedent to Initial Borrowings:	The funding of the Senior Unsecured Bridge Loans on the Closing Date shall be subject to only those conditions precedent that are Exclusive Funding Conditions.

Documentation:

The Operative Documents with respect to the Senior Unsecured Bridge Facility will include a single credit agreement providing for the Senior Unsecured Bridge Facility and shall be negotiated in good faith, giving effect to the Limited Conditionality Provision, and shall be consistent with the terms herein, the Commitment Letter, the Fee Letter and, except as otherwise provided herein or in the Commitment Letter or the Fee Letter, substantially identical to that certain Indenture, dated as of October 24, 2016, among the Company, as issuer, the co-issuer party thereto and Wilmington Trust, National Association, as trustee (as amended or supplemented to the date hereof, the “Existing Indenture”), with additions, deletions, modifications and other changes as the Company and the Arrangers reasonably determine to be necessary or advisable, including, among other things, (i) to give effect to the Transactions and other transactions contemplated hereby, (ii) to provide for and give effect to the Guarantees and to reflect the unsecured nature of the Senior Unsecured Bridge Facility, (iii) to reflect changes in law (including customary QFC and EU and UK bail-in provisions and provisions to address LLC divisions under Delaware law) or accounting standards or cure mistakes or defects, (iv) to reflect reasonable administrative, agency and operational requirements of the Agent, (v) give due regard to the operational requirements of the Company and its subsidiaries in light of its size, structure, industry, business and proposed business plan and operations and (vi) to reflect covenants and financial definitions that are no less favorable to the Company and its subsidiaries than the Existing Credit Agreement (except as otherwise set forth in this Commitment Letter), and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B (the “Bridge Documentation Principles”).

Notwithstanding the foregoing, all obligations of the Company and its restricted subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Operative Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Operative Documents.

Representations and Warranties:	Limited to the following (applicable to the Company and its restricted subsidiaries): organization and powers; authorization and enforceability; governmental approvals and no conflicts (including no creation of liens); accuracy of financial statements; no material adverse change (after the Closing Date); ownership of properties and possession under leases; absence of any actual or threatened actions, suits or proceedings; compliance with environmental laws; compliance with labor matters; compliance with law; compliance with anti-terrorism and money laundering laws and regulations and laws applicable to sanctioned persons, Office of Foreign Assets Protection Act (“OFAC”), the Foreign Corrupt Practices Act (“FCPA”) and other applicable anti-corruption laws and regulations; inapplicability of the Investment Company Act of 1940; margin regulations; payment of taxes; compliance with ERISA; accuracy of disclosed information; subsidiaries; intellectual property; licenses; subordination of junior financing; solvency of the Company and its restricted subsidiaries on a consolidated basis, in each case subject to customary materiality thresholds, baskets, qualifications and exceptions substantially consistent with the Bridge Documentation Principles.

Affirmative Covenants:	Limited to the following (applicable to the Company and its restricted subsidiaries): delivery of audited annual consolidated financial statements for the Company, unaudited quarterly consolidated financial statements for the Company (for the first three fiscal quarters of each fiscal year) and other financial information and other information; delivery of notices of default, litigation, material adverse effect; maintenance of organizational existence and rights; payment and performance of obligations; maintenance of properties in good working order; maintenance of customary insurance; maintenance and inspection of books and properties; compliance with laws; compliance with environmental laws; designation of subsidiaries; additional guarantors; further assurances; and commercially reasonable efforts to maintain ratings (but not a specific rating), in each case subject to thresholds, baskets, qualifications and exceptions substantially consistent with the Bridge Documentation Principles.

Negative Covenants:	Incurrence-based negative covenants that are consistent with the Bridge Documentation Principles; provided that prior to the Conversion Date, the debt, lien and restricted payment covenants applicable to the Senior Unsecured Bridge Loans shall be more restrictive than those applicable to the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes.

Financial Covenant:	None.

Events of Default:

Usual for facilities and transactions of this type and limited to the following: nonpayment of principal, interest or other amounts; inaccuracy of representations and warranties in any material respect; violation of covenants; cross acceleration and cross payment default to material indebtedness; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material monetary judgments; ERISA events that would result in a material adverse effect; actual or asserted invalidity of Operative Documents (including Guarantees); invalidity of senior debt status or subordination provisions; and Change in Control (as defined in the Existing Indenture), in each case with customary grace periods, materiality thresholds, qualifications and exceptions substantially consistent with the Bridge Documentation Principles.

In case an event of default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Senior Unsecured Bridge Loans then outstanding, by notice in writing to the Company, may declare the principal of, and all accrued interest on, all Senior Unsecured Bridge Loans to be due and payable immediately. If a bankruptcy event of the Company occurs, the principal of and accrued interest on the Senior Unsecured Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Unsecured Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Unsecured Bridge Loans.

Voting:	Amendments and waivers of the Operative Documents will require the acknowledgement by the Agent and the approval of Lenders holding more than 50% of the aggregate amount of the Senior Unsecured Bridge Loans, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) extension, increases or non-pro rata reductions in commitments, (ii) reductions or forgiveness of principal or interest or any other amounts, (iii) extensions of final maturity (except as provided under the caption “Conversion and Maturity” above) or postponement of any payment dates, (iv) modifications to any of the voting percentages and (v) modifications of the length of interest period and (b) the consent of 100% of the Lenders shall be required with respect to (i) releases of all or substantially all of the value of the Guarantees (other than in connection with any release of the relevant Guarantees permitted by the Operative Documents) and (ii) additional restrictions on the right to exchange Senior Unsecured Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participation:	After execution of the Operative Documents, each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Senior Unsecured Bridge Facility. Such assignments will require payment of an administrative fee to the Agent and the consent of the Agent and, prior to the occurrence of a payment or bankruptcy event of default with respect to the Company or the occurrence of a Demand Failure Event (as defined in the Fee Letter), the Company (such consent not to be unreasonably withheld or delayed) if, after giving effect thereto, the Arrangers and their affiliates would hold, in the aggregate, less than 50.1% of the aggregate amount of the commitments and outstanding loans under the Senior Unsecured Bridge Facility; provided that no consent of the Agent or the Company shall be required for an assignment to an existing Lender or an affiliate or approved fund of an existing Lender. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Senior Unsecured Bridge Facility without restriction; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Senior Unsecured Bridge Facility (except as to certain customary matters).

Expenses and Indemnification:	Usual for facilities and transactions of this type giving due regard to the Bridge Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Davis Polk & Wardwell LLP.

ANNEX B-I

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum equal to the Total Senior Unsecured Cap. Interest shall be payable on the last day of each fiscal quarter of the Company and on the Senior Unsecured Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Covenants, Prepayments, Events of Default and Voting:	Upon and after the Conversion Date, the covenants, mandatory offer to repurchase provisions, events of default and voting provisions that would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Operative Documents; provided that the optional prepayment provisions applicable to the Senior Unsecured Bridge Loans shall remain applicable to the Senior Unsecured Term Loans and any offer to repurchase upon the occurrence of a Change of Control (as defined in a manner consistent with the Bridge Documentation Principles) will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Conditions Precedent to Conversion:	The conversion of the Senior Unsecured Bridge Loans into Senior Unsecured Term Loans on the Conversion Date is subject to no event of default in effect with respect to a payment or bankruptcy event of default of the Company.

Annex B-I—1

ANNEX B-II

Senior Unsecured Exchange Notes

Issuer:	The Company, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer”.

Issue:	The Senior Unsecured Exchange Notes will be issued under an indenture substantially identical to the Existing Indenture, with changes consistent with the Bridge Documentation Principles and giving effect to customary differences in documentation between the market for syndicated terms loans and the unsecured high yield bond market.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest at a fixed rate equal to the Total Senior Unsecured Cap.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Ranking:	Consistent with the Senior Unsecured Bridge Loans.

Optional Redemption:	Unless a Demand Failure Event has occurred, in the case of Senior Unsecured Exchange Notes held by an Initial Lender under the Senior Unsecured Bridge Facility or any affiliate of any such Initial Lender (other than an Asset Management Affiliate (as defined below) or with respect to Senior Unsecured Exchange Notes acquired in ordinary course market making), the Issuer may redeem such Senior Unsecured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Senior Unsecured Exchange Notes will provide for non-ratable voluntary redemptions of Senior Unsecured Exchange Notes held by any Initial Lender and its affiliates (other than Asset Management Affiliates or with respect to Senior Unsecured Exchange Notes acquired in ordinary course market making) at such prices for so long as such Senior Unsecured Exchange Notes are held by them; provided that such non-ratable voluntary redemption shall, as between such Initial Lender and such affiliates, be made on a pro rata basis.

Annex B-II—1

Except as set forth below, Senior Unsecured Exchange Notes held by any party that is not an Initial Lender under the Senior Unsecured Bridge Facility and is not affiliated with any such Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties (the “Asset Management Affiliates”) or in ordinary course market making), will be non-callable until the third anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Senior Unsecured Exchange Notes in an amount equal to the proceeds from an equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

After the third anniversary of the Closing Date, Senior Unsecured Exchange Notes will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Senior Unsecured Exchange Notes, which premium shall decline to 25% of the coupon on the fourth anniversary of the Closing Date and to zero on the fifth anniversary of the Closing Date.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any restricted subsidiary in a manner customary for high yield debt securities to the extent any such proceeds are not otherwise applied or reinvested.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Bridge Documentation Principles) at a price in cash equal to 101% (or, 100% in the case of Senior

Annex B-II—2

Unsecured Exchange Notes held by a Commitment Party or its affiliates other than Asset Management Affiliates and Senior Unsecured Exchange Notes acquired pursuant to bona fide open-market purchases from third parties or market making activities) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Registration Rights:	None (Rule 144A for life).

Covenants:	Consistent with the Bridge Documentation Principles. For the avoidance of doubt, there shall be no financial maintenance covenants.

Events of Default:	Consistent with the Bridge Documentation Principles.

Annex B-II—3

Exhibit C

to

Commitment Letter

$800,000,000 Backstopped Revolving Credit Facility

$1,300,000,000 Term Loan Facility

Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit C is attached or in the other Exhibits to such letter agreement, as applicable.

Borrower:	Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Company”); provided, that the Company shall have the ability to designate Hilton Grand Vacations Japan, LLC as a subsidiary borrower in respect of the Revolving Facility, subject to the substantially the same requirements and restrictions set forth in the Existing Credit Agreement.

Administrative Agent:	Bank of America, N.A. will act as sole administrative agent (in such capacities, the “Agent”) for a syndicate of banks, financial institutions, investors and other lenders, and will perform the duties customarily associated with such roles.

Arrangers:	Each of BofA Securities, Inc., Deutsche Bank Securities Inc. and Barclays Bank PLC will act as a bookrunner and arranger for the Senior Facilities (as defined below), and will perform the duties customarily associated with such roles.

Senior Facilities:

The lenders will provide a senior secured term loan B facility in an aggregate principal amount of $1,300 million (the “Term Facility”; the loans incurred under the Term Facility, the “Term Loans”; and the lenders under the Term Facility, the “Term Lenders”).

If the Amendment is not obtained on or prior to the Closing Date, the lenders will provide a senior secured revolving credit facility in an aggregate principal amount of $800 million (the “Revolving Facility”; the loans incurred under the Revolving Facility, the “Revolving Loans”; the commitments under the Revolving Facility, the “Revolving Commitments” and the lenders under the Revolving Facility, the “Revolving Lenders”).

The Term Facility and the Revolving Facility are, collectively, the “Senior Facilities” and the Term Lenders and the Revolving Lenders are, collectively, the “Lenders”.

Up to $30 million of the Revolving Facility will be available in the form of letters of credit to be provided by the Commitment Parties (ratably in accordance with their commitments in respect of the Revolving Facility under the Commitment Letter) and/or other Lenders to be mutually agreed that consent to act in such capacity (with the amount of each such Lender’s commitment to issue letters of credit being as separately agreed by the Company and such Lender, and such commitment to reduce ratably the commitments of the Commitment Parties to issue letters of credit). Borrowings under the Revolving Facility will be available in U.S. Dollars, and subject to each sublimit consistent with the Existing Credit Facility, Euros, British Pounds Sterling and Yen.

In connection with the Revolving Facility, the Agent (in such capacity, the “Swingline Lender”) will make available to the Company a swingline facility under which the Company may make short-term borrowings of up $10 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Each Revolving Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:	The proceeds of the Term Loans and the Revolving Loans will be used by the Company (i) on the Closing Date to refinance the outstanding debt under the Existing Credit Agreement and to consummate the Acquisition and the Refinancing and for the payment of fees, costs and expenses in connection with the Transactions (including to fund any original issue discount or any upfront fees) and (ii) with respect to the Revolving Loans, on and after the Closing Date to finance working capital, for general corporate purposes and for any other purpose not prohibited by the Existing Credit Agreement (after giving effect to the Amendment).

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B) If the Amendment is not obtained on or prior to the Closing Date, the Revolving Facility shall be available to borrowed, repaid and reborrowed from, and including, the Closing Date until the maturity of the Revolving Facility (which, in the case of a borrowing on the Closing Date, shall to be used to (i) pay fees and expenses, original issue discount and other transaction costs, (ii) consummate the Refinancing and (iii) fund working capital and other general corporate purposes of the Company and its subsidiaries); provided that the total amount outstanding under the Revolving Facility as of the Closing Date shall not exceed $350.0 million.

Ranking:	The loans under the Senior Facilities will constitute senior secured indebtedness of the Company.

Maturity and Amortization:

(A)  Term Facility

The Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the Term Facility, commencing with the first full fiscal quarter ending after the Closing Date, with the balance payable on the final maturity date; provided that the maturity date of the Term Facility will be the 91st day before September 1, 2024 if on such date more than $100 million of (x) 10.750% senior notes due 2024 are outstanding pursuant to that certain Indenture, dated as of August 31, 2016 by an among (Dakota Resorts International, Inc. (as successor in merger with Dakota Merger Sub, Inc.) as issuer and Wilmington Trust, National Association, as trustee or (y) any indebtedness incurred to refinance such senior notes is outstanding having a maturity date on or prior to September 1, 2024; provided further that the Operative Documents shall provide the right for individual Term Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Company and without the consent of any other Lender (it being understood that each Term Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Lender under such tranche).

(B)  Revolving Facility

Same as Existing Credit Agreement. The Revolving Facility shall mature on November 28, 2023. The Revolving Loans will not amortize and will be payable in full on maturity.

Guarantees:	Subject to the Limited Conditionality Provision, all obligations of the Company under the Senior Facilities will be unconditionally guaranteed on a joint and several basis (the “Guarantees”) by (a) the entities that are guarantors under the Existing Credit Agreement and (b) the Target and its subsidiaries that would be required to be guarantors under the Existing Credit Agreement (collectively, the “Guarantors”).

Security:	Subject to the Limited Conditionality Provision, consistent with the Existing Credit Agreement, all obligations of the Company and Guarantors under the Senior Facilities will be secured by substantially all assets of the Company and Guarantors, subject to the same exceptions and thresholds set forth in the Existing Credit Agreement.

Incremental Facilities:	Subject to the Senior Facilities Documentation Principles, substantially the same as set forth in the Existing Credit Agreement (as modified by the Amendment). The Operative Documents will permit the Company to (a) add one or more incremental term loan facilities and/or increase commitments under the Term Facility (each, an “Incremental Term Facility”) and (b) add one or more revolving credit facilities and/or increase commitments under the Revolving Facility (any such revolving credit facility or increase, an “Incremental Revolving Facility”; the Incremental Revolving Facilities and the Incremental Term Facilities are collectively referred to as the “Incremental Facilities”); provided that (i) the Incremental Facilities when aggregated with other Indebtedness incurred in reliance on the Fixed Incremental Amount do not exceed in the aggregate the sum of (A) the greater of (x) $625 million and (y) 100% of Consolidated EBITDA (as defined in the Existing Credit Agreement) at the time of determination (this clause (A), the “Incremental Dollar Amount”) plus (B) all voluntary prepayments and voluntary commitment reductions of the Senior Facilities made prior to such date of incurrence (except (I) any indebtedness incurred pursuant to clause (C) and (II) any prepayments financed with the incurrence of indebtedness) plus (C) additional amounts (including at any time prior to utilization of amounts set forth in clause (A) and (B) above) so long as the Consolidated First Lien Net Leverage Ratio (as defined in the Existing Credit Agreement, but assuming all commitments under any Incremental Revolving Facility are fully drawn and excluding the cash proceeds of any borrowing under any such Incremental Facilities and limited to netting of (i) all unrestricted cash and cash equivalents and (ii) VOI escrow deposits in an amount not to exceed $75 million) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis after giving effect to such Incremental Facility, does not exceed Applicable Consolidated First Lien Net Leverage Ratio Level (or if such Incremental Facilities are incurred in connection with a Permitted Acquisition or other similar investment not prohibited by the Operative Documents, no greater than the greater of (1) the Applicable Consolidated First Lien Net Leverage Ratio Level and (2) the Consolidated First Lien Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition), (the amounts under the Incremental Dollar Amount and the foregoing clause (B), the “Fixed Incremental Amount” and, the amounts under the foregoing clause (C), the “Ratio Incremental Amount”). “Applicable Consolidated First Lien Net Leverage Ratio

Level” means 2.25:1.00. The Company may elect to use the Ratio Incremental Amount prior to the Fixed Incremental Amount or any combination thereof, and any portion of any Incremental Facility incurred in reliance on the Fixed Incremental Amount shall be reclassified, as the Company may elect from time to time, as incurred under the Ratio Incremental Amount if the Company meets the applicable ratio for the Fixed Incremental Amount at such time on a pro forma basis, and if any applicable ratio for the Ratio Incremental Amount would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after the initial incurrence of such Incremental Facility, such reclassification shall be deemed to have automatically occurred whether or not elected by the Company. In the event the Fixed Incremental Amounts are intended to be utilized together with any Ratio Incremental Amount in a single transaction or series of related transactions, compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under the Ratio Incremental Amount shall first be calculated without giving effect to amounts being utilized pursuant to the Fixed Incremental Amount, but giving full pro forma effect to all applicable and related transactions (including, any incurrence and repayments of indebtedness) and all other permitted pro forma adjustments and thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under the Fixed Incremental Amount shall be calculated. Additionally, any Fixed Incremental Amount previously incurred shall be reclassified as having been incurred under the Ratio Incremental Amount if such Ratio Incremental Amount would be satisfied in any subsequent fiscal quarter and such reclassification shall be deemed to have automatically occurred whether or not elected by the Company,

(ii) no Lender will be required to participate in any such Incremental Facility,

(iii) the Incremental Facilities will rank pari passu in right of payment and security with the other Senior Facilities,

(iv) the Incremental Term Facilities will have a final maturity no earlier than the final maturity of the Term Loans; provided that any Incremental Revolving Facility will have a final maturity no earlier than the final maturity of the Revolving Facility,

(v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of the Term Loans,

(vi) subject to clause (v) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Company and the lenders thereunder and the Incremental Revolving Facility shall not have amortization,

(vii) no event of default shall have occurred and be continuing or would result therefrom (except in connection with a Permitted Acquisition, where such condition shall be no payment or bankruptcy event of default),

(viii) the all-in yield (whether in the form of interest rate margins, original issue discount or upfront fees, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders)) applicable to any Incremental Facility will be determined by the Company and the Lenders providing such Incremental Facility; provided, that with respect to any Incremental Term Facility established on or prior to the date that is six (6) months after the Closing Date that is (v) denominated in the same currency as the initial Term Facility, (w) secured by the Collateral on a pari passu basis with the initial Term Facility, (x) incurred pursuant to the Ratio Incremental Amount, (y) incurred other than for purposes of consummating a Permitted Acquisition or other similar transaction and (z) maturing earlier than the first anniversary of the maturity date with respect to the initial Term Facility denominated in the same currency, the all-in yield will not be more than 0.75% higher than the corresponding all-in yield for the initial Term Facility unless the interest rate margins with respect to the initial Term Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the initial Term Facility, minus 0.75%; provided, further, that customary bridge facilities and/or customary term A loans shall not be subject to the requirements of this clause (viii) (this clause (viii), the “MFN Provision”);

(ix) (A) any Incremental Revolving Facility will provide for the ability to permanently repay and terminate incremental revolving commitments on a pro rata basis, except that the Company shall be permitted to permanently repay and terminate commitments of any class of revolving commitments on a better than pro rata basis as compared to any other class of revolving commitments with a later maturity date than such class and (B) any Incremental Term Facility may provide for the ability to participate on a pro rata basis or non-pro rata basis in any voluntary prepayments of the incremental term loans (but, with respect to mandatory prepayments, on not better than a pro rata basis); and

(x) except as otherwise required or permitted in clauses (i) through (ix) above, all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Facility or Revolving Facility, as the case may be, shall be reasonably satisfactory to the Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Senior Facility).

The Company may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (in the case of such additional banks, financial institutions and other institutional lenders, subject to the consent of the Agent, and in the case of an Incremental Revolving Facility, the swingline lender and each issuing bank (in each case, not to be unreasonably withheld or delayed) if such consent is required under “Assignments and Participations”) who will become Lenders in connection therewith. No Lender shall be under any obligation to provide any portion of any requested Incremental Facilities.

Refinancing Facilities:	Subject to the Senior Facilities Documentation Principles, substantially the same as set forth in the Existing Credit Agreement. The Company will be permitted to refinance loans under the Term Facility or commitments under the Revolving Facility from time to time, in whole or in part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Operative Documents with the consent of the Company, the Agent and the lenders providing such Refinancing Term Facility or Refinancing Revolving Facility or in the case of debt refinancing a Term Facility, with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the applicable Senior Facility being refinanced or junior lien secured notes or loans that will be secured on a subordinated basis to such Senior Facility (any such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not

mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the applicable Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (iii) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the applicable Term Facility or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the applicable Term Facility and revolving credit commitments existing at the time of such refinancing) and (iv) any secured Refinancing Debt shall be subject to an intercreditor agreement on terms reasonably acceptable to the Agent.

Limited Condition Transaction:	In the case of the incurrence or assumption of any indebtedness or liens or the making of any investments, restricted payments or fundamental changes, the repayment of any indebtedness for which an irrevocable notice of prepayment or redemption is required or the designation of any restricted subsidiaries or unrestricted subsidiaries, in each case, in connection with a permitted acquisition or similar permitted investment the consummation of which is not conditioned on the availability of, or obtaining, third party financing (a “Limited Condition Transaction”), at the Company’s option, the relevant ratios and baskets shall be determined as of the date either (a) the definitive acquisition agreements for such Limited Condition Transaction are entered into or prepayment or redemption notices are made, as applicable (and not at the time of consummation of such Limited Condition Transaction), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (a “Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, calculated as if the Limited Condition Transaction and other pro forma events in connection therewith were consummated on such date; provided, that if the Company has made such an election, in connection with determining whether the calculation of any ratio or basket with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of subordinated debt, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary, in each case, in connection with such Limited Condition Transaction is permitted on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement or notice for, or, as applicable, the Public Offer for, such acquisition is terminated or expires without the consummation of such acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated as if they occurred at the beginning of the applicable test period. For the avoidance of doubt, if any of such ratios are exceeded as a result of fluctuations in such ratio including due to fluctuations in Consolidated EBITDA of the Company or the person subject to such acquisition or investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided, that if such ratios improve as a result of such fluctuations, such improved ratios may be utilized.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision (other than conditions to borrowing under the Revolving Facility) which requires that no default, event of default or specified event of default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no default, event of default or specified event of default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or applicable notices are made, as applicable.

Interest Rates and Fees:	As set forth on Annex C-I hereto.

Default Rate:	Subject to the Senior Facilities Documentation Principles, substantially the same as set forth in the Existing Credit Agreement. Any principal or interest payable under or in respect of the Senior Facilities not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Letters of Credit:

Subject to the Senior Facilities Documentation Principles, substantially the same as set forth in the Existing Credit Agreement. Any letters of credit under the Revolving Facility will be issued by each of the Arrangers (or a designated affiliate thereof), each of which shall act as an issuing bank, and/or another Lender under the Revolving Facility reasonably acceptable to the Company and the Agent (each, an “Issuing Bank”). No Issuing Bank shall be required to issue letters of credit in excess of a fronting sublimit to be agreed, or to issue commercial letters of credit without its consent in its sole discretion. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Company within one business day after notice of drawing is delivered. To the extent that the Company does not reimburse the Issuing Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

Mandatory Prepayments:

Revolving Facility: None, subject to customary prepayment requirements if borrowings under the Revolving Facility exceed the commitments thereunder.

Term Facility: Loans under the Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner to be mutually agreed) for each fiscal year of the Company (commencing with the first full fiscal year completed after the Closing Date) with step-downs to 25% if the Consolidated First Lien Net Leverage Ratio is equal to or less than 0.50 to 1.00 less than the Consolidated First Lien Net Leverage Ratio as of the Closing Date and 0% if the Consolidated First Lien Net Leverage Ratio is equal to or less than 1.00 to 1.00 less than the Consolidated First Lien Net Leverage Ratio as of the Closing Date (in each case, with the calculation of such Consolidated First Lien Net Leverage Ratio to be made after giving pro forma effect to any such prepayments of Excess Cash Flow and any prepayments, repurchases or redemptions of indebtedness made on or prior to the date such Excess Cash Flow payment is required to be made); provided, that (i) voluntary prepayments, repurchases or redemptions of the loans under the Term Facility, the Revolving Facility, any Incremental Facilities, any Refinancing Debt, any incremental equivalent debt, or any other permitted debt (in the case of any revolving credit facilities, to the extent accompanied by a permanent reduction of the corresponding commitment), in each case, secured on a pari passu basis with the Term Facility (but, in each case, excluding prepayments, repurchases or redemptions to the extent funded with the proceeds of long-term funded indebtedness (other than revolving loans)), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis and (ii) required Excess Cash Flow prepayments shall be reduced on a dollar-for-dollar basis, without duplication, for, among other things, cash used for capital expenditures, permitted investments, permitted acquisitions and certain restricted payments, in each case made (or committed to be made) during such fiscal year and, at the option of the Company, made after year-end and prior to the payment due date (it being understood that to the extent such prepayment, redemption, repurchase, capital expenditure, investment, acquisition or restricted payment is not actually made as committed in a subsequent period, such amount shall be added back in calculating the required Excess Cash Flow payments for such subsequent period); provided, further, that prepayments shall only be required under this clause (a) for any fiscal year if the prepayment amount required under clause (a) for such fiscal year is greater than $25 million (and then only amounts in excess of such amount shall be required to be prepaid), (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for sales of inventory and other ordinary course dispositions, obsolete or worn-out property, property no longer useful in the business and other exceptions as set forth in the Existing Credit Agreement) and, subject to the right of the Company to reinvest if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 12-month period, and other exceptions as set forth in the Existing Credit Agreement and (c) 100% of the net cash proceeds of issuances of debt obligations of the Company and its restricted subsidiaries (except the net cash proceeds of any permitted debt other than Refinancing Debt).

Mandatory prepayments shall be applied pro rata among the remaining scheduled installments of principal of the Term Facility. Mandatory prepayments in clause (a) and (b) above shall be subject to limitations to the extent required to be made from cash at non-U.S. restricted subsidiaries, the repatriation of which would result in material adverse tax consequences or would be prohibited or restricted by applicable law.

The Operative Documents will provide customary provisions pursuant to which any Lender may elect not to accept any mandatory prepayment described in clause (a) or (b) above, with such amount to be retained by the Company, with such amount to be retained by the Company and such amount may be applied to increase the cumulative “builder” or “growth” basket.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Senior Facilities commitments and prepayments of borrowings under any class, series or tranche will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period; provided, that if, prior to the date that is six-months after the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the initial Term Facility the primary purpose of which is to reduce the all-in yield then in effect for the initial Term Loans thereunder, (b) all or any portion of the initial Term Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new syndicated term loans of the same currency in a transaction the primary purpose of which is to lower the all-in yield below the all-in yield in effect for the term loans of such currency so prepaid, or (c) a Lender must assign its term loans under the initial Term Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the initial Term Facility the primary purpose of which is to reduce the all-in yield then in effect for the term loans under the initial Term Facility (any of clause (a), (b) or (c), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a Change of Control (as defined in the Existing Credit Agreement) or Transformative Acquisition (as defined below)) will be subject to a 1.00% prepayment premium.

“Transformative Acquisition” shall mean any acquisition or investment by the Company or any restricted subsidiary that either (a) is not permitted by the terms of the Operative Documents immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Operative Documents immediately prior to the consummation of such acquisition or investment, would not provide the Company and its subsidiaries with adequate flexibility under the Operative Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company acting in good faith.

All voluntary prepayments (other than from the proceeds of Refinancing Debt which shall be applied solely to prepay the debt being refinanced) shall be applied as directed by the Company (and in the absence of such direction, in direct order of maturity), which may be applied to any specific class or classes, tranche or tranches or facility or facilities as selected by the Company; provided, that such prepayments shall be made on a pro rata basis within such class, tranche or facility.

Representations and Warranties:	Subject to the Senior Facilities Documentation Principles, substantially the same as set forth in the Existing Credit Agreement and limited to the following (to be applicable to the Company and its restricted subsidiaries and with respect to certain customary representations and warranties, Holdings): organization; existence, qualification and power; compliance with laws; authorization; no contravention (including third party consents); governmental authorization; binding effect of the Operative Documents; financial statements; no material adverse effect; litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; disclosure and accuracy of information; intellectual property; projections; creation, validity and perfection of security interests in the Collateral (subject to permitted liens); status as senior debt (if applicable); no material undisclosed liabilities; PATRIOT ACT, FCPA, OFAC and other anti-terrorism laws; and solvency on a consolidated basis as of the Closing Date.

Conditions Precedent to Initial Borrowings:	The funding of the Term Loans and the Revolving Loans and availability under the Senior Facilities on the Closing Date shall be subject to only those conditions precedent that are Exclusive Funding Conditions.

Conditions Precedent to Borrowings (other than Initial Borrowing on the Closing Date):	Subject to the Senior Facilities Documentation Principles and the Limited Conditionality Provision (with respect to borrowings under any Incremental Facility), substantially the same as set forth in the Existing Credit Facilities, including delivery of notice, accuracy of representations and warranties in all material respects and absence of defaults.

Documentation:	The Operative Documents with respect to the Senior Facilities will include (x) if the Amendment is not obtained, a single credit agreement and (y) if the Amendment is obtained, separate credit agreements for the Revolving Facility and the Term Facility unless otherwise mutually agreed by the Company and the Agent, in each case, providing for the Senior Facilities and shall be negotiated in good faith, giving effect to the Limited Conditionality Provision, and shall be consistent with the terms herein, the Commitment Letter, the Fee Letter and, except as otherwise provided herein or in the Commitment Letter or the Fee Letter, substantially identical to the Existing Credit Agreement (as modified by the Amendment; it being understood that (A) the Waiver Period (as defined under and pursuant to the Existing Credit Agreement) (the “Waiver Period”) will continue to be in effect until the earlier of the stated expiration thereof and, at the Company’s discretion, such earlier date designated in writing pursuant to the definition therefor and all restrictions, covenants (including the liquidity covenant, but with the required minimum liquidity set at $250 million rather than $175 million) and pricing applicable during the Waiver Period pursuant to and in accordance with the Existing Credit Agreement shall continue to apply during the Waiver Period whether or not the Amendment is obtained and (B) notwithstanding anything to the contrary herein, with respect to the Revolving Facility, the dollar baskets and thresholds set forth in the Existing Credit Agreement as of the date hereof shall continue to apply during the Waiver Period), with additions, deletions, modifications and other changes as the Company and the Arrangers reasonably determine to be necessary or advisable, including, among other things, (i) to give effect to the Transactions and other transactions contemplated hereby, (ii) to provide for and give effect to the Guarantees, (iii) to reflect changes in law (including customary QFC and EU and UK bail-in provisions and provisions to address LLC divisions under Delaware law) or accounting standards or cure mistakes or defects, (iv) to reflect reasonable administrative, agency and operational requirements of the Agent, (v) give due regard to the operational requirements of the Company and its subsidiaries in light of its size, structure, industry, business and proposed business plan and operations and (vi) to reflect covenants and financial definitions that are no less favorable to the Company and its subsidiaries than the Existing Credit Agreement (except as otherwise set forth in this Commitment Letter), and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit C (the “Senior Facilities Documentation Principles”).

Notwithstanding the foregoing, all obligations of the Company and its restricted subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Operative Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Operative Documents.

Affirmative Covenants:	Subject to the Senior Facilities Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement (to be applicable to the Company and its restricted subsidiaries): quarterly and annual financial statements of the Company (with annual financial statements accompanied by an opinion of an independent accounting firm (which opinion shall not contain any going concern qualification other than resulting from (x) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary, (y) the impending maturity of any indebtedness and (z) any prospective or actual breach of any financial covenant)); certificates; other information; notices of default and other material events; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; covenant to guarantee obligations and give security; further assurances as to security (including, other than pursuant to a transaction or for any other purpose not prohibited by Senior Facilities Documentation (including Permitted Acquisitions and other investments)), that all real property owned or acquired by the Company or its restricted subsidiaries is owned by or transferred to the Company or a Guarantor or a restricted subsidiary of the Company or Guarantor whose equity interests constitute Collateral); compliance with environmental laws; designation of subsidiaries; and use of commercially reasonable efforts to maintain credit ratings (but not a specific rating);

Negative Covenants:	Subject to the Senior Facilities Documentation Principles and the Limited Conditionality Provisions, substantially the same as and limited to those set forth in the Existing Credit Agreement (as modified by the Amendment) (to be applicable to the Company and its restricted subsidiaries and, in the case of the passive holding company covenant set forth below, Holdings): liens (which shall permit liens securing any Refinancing Debt, Permitted Ratio Debt (as defined below) and any Incremental Facilities and shall include a general liens basket not to exceed the greater of (x) $280 million and (y) 5% of consolidated total assets) (provided that the Company and its restricted subsidiaries shall not grant any liens or security interests or otherwise encumber any fee-owned real property, other than liens on real property not constituting inventory securing obligations in an aggregate amount outstanding at any time not to exceed the greater of (x) $25 million and (y)

10% of the total gross book value (including any applicable depreciation and amortization) of all such real property); investments (including acquisitions, loans, etc.); debt (which shall permit any Refinancing Debt, Permitted Ratio Debt, the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes and any Incremental Facilities); fundamental changes; dispositions; restricted payments; material changes in nature of business; changes in fiscal year; burdensome agreements; use of proceeds; transactions with affiliates; prepayments of material subordinated debt, subject to exceptions as set forth in the Existing Credit Agreement; Holdings incurring material liabilities, owning material assets or conducting material business other than as a passive holding company; and amendments to material subordinated debt documents; provided that if on any date (i) no event of default has occurred and is continuing and (ii) the loans have a rating of Baa3 (or the equivalent) and BBB- (or the equivalent) from Moody’s and S&P, respectively, or better, then, beginning on such date and for the period in which there are no subsequent changes which lower the ratings than those set forth above, the debt, restricted payments and transactions with affiliates covenants will no longer be applicable to the loans during such period.

The Company or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any designated as an Excluded Subsidiary (as defined in the Existing Credit Agreement)) will become Guarantors and pledge their Collateral to the Agent to the extent required by the Operative Documents.

The Company and any restricted subsidiary will be permitted to:

(a) incur (i) an unlimited amount of unsecured indebtedness, subject to compliance with either (I) a Consolidated Interest Coverage Ratio (as defined in the Existing Credit Agreement) of no less than either (A) 2.00 to 1.00 or (B) in the case of any such indebtedness incurred in connection with a Permitted Acquisition, the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such indebtedness and consummation of such Permitted Acquisition or (II) a Consolidated Total Net Leverage Ratio (as defined in the Existing Credit Agreement) no greater than either (A) 4.00 to 1.00 or (B) in the case of any such indebtedness incurred in connection with a Permitted Acquisition, the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such indebtedness and consummation of such Permitted Acquisition, in each case, on a pro forma basis as of the date of incurrence of such Indebtedness, (ii) indebtedness secured on a junior lien basis with the Senior Facilities, subject to pro forma compliance with Applicable Consolidated Total Net Leverage Ratio Level (or if such indebtedness is incurred in connection with a Permitted Acquisition, no greater than the greater of (1) the Applicable Consolidated Total Net Leverage Ratio Level and (2) the Consolidated Total Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition) (or if the Company is not otherwise in compliance with such leverage ratio, such indebtedness when aggregated with the Incremental Dollar Amount and indebtedness referred to in the parenthetical in clause (iii) below, does not exceed the greater of (x) $625 million and (y) 100% of Consolidated EBITDA); provided, that at the election of the Company (such election to be made no more than once during the life of the Senior Facilities and to only be made simultaneously with such an election made pursuant to clause (a) under the heading “Financial Covenants” below), the level set forth in either this clause (ii) shall be increased by 0.50:1.00 (a “half-turn”) in connection with a Qualified Acquisition (as defined in the Existing Credit Agreement) only for the four quarter period starting with the fiscal quarter in which such Qualified Acquisition is consummated and continuing for the three fiscal quarters immediately following such fiscal quarter, and, for the avoidance of doubt, no other quarter-end (other than such four quarter-ends), (iii) indebtedness secured on a pari passu basis with the Senior Facilities, subject to pro forma compliance with the Applicable Consolidated First Lien Net Leverage Ratio Level (or if such indebtedness is incurred in connection with a Permitted Acquisition, no greater than the greater of (1) the Applicable Consolidated First Lien Net Leverage Ratio Level and (2) the Consolidated First Lien Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition) (or if the Company is not otherwise in compliance with such leverage ratio, such indebtedness when aggregated with the Incremental Dollar Amount and indebtedness referred to in the parenthetical in clause (ii) above, does not exceed the greater of (x) $625 million and (y) 100% of Consolidated EBITDA); provided, that at the election of the Company (such election to be made no more than once during the life of the Senior Facilities and to only be made simultaneously with such an election made pursuant to clause (a) under the heading “Financial Covenants” below), the level set forth in either this clause (iii) shall be increased by a half-turn in connection with a Qualified Acquisition only for the four quarter period starting with the fiscal quarter in which such Qualified Acquisition is consummated and continuing for the three fiscal quarters immediately following such fiscal quarter, and, for the avoidance of doubt, no other quarter-end (other than such four quarter-ends); provided that with respect to any indebtedness incurred pursuant to clauses (ii) and (iii)

above, such indebtedness shall (A) in the case of clause (ii), have a maturity at least 91 days after the latest date of maturity of the applicable Senior Facility, and in the case of clause (iii), mature no earlier than the latest date of maturity of the applicable Senior Facility, (B) have a weighted average life to maturity no shorter than the longest remaining average life to maturity under the applicable Senior Facility, (C) in the event such indebtedness is incurred or guaranteed on a secured basis by the Company or a Guarantor, be subject to customary intercreditor agreements to be agreed and (D) have terms and conditions (other than pricing, rate floors, discounts, fees, and optional redemption provisions) that are not materially less favorable (when taken as a whole) to the Company than the terms and conditions of the applicable Senior Facilities Documentation (when taken as a whole) (any debt incurred pursuant to clauses (ii) and (iii), “Permitted Ratio Debt”), (iv) additional indebtedness incurred or assumed in connection with the consummation of a Permitted Acquisition in an amount not to exceed $75 million; provided, further, that any such debt incurred pursuant to clauses (i), (ii), (iii) or (iv) above by a restricted subsidiary that is not a Guarantor shall be capped at the greater of $240 million and 4.25% of consolidated total assets and (v) additional indebtedness not to exceed the greater of (x) $420 million and (y) 7.25% of consolidated total assets. “Applicable Consolidated Total Net Leverage Ratio Level” means 3.25:1.00;

(b) make unlimited non-ordinary course asset sales subject to fair market value, the consideration for such sales being at least 75% cash consideration, non-ordinary course asset sales subject to fair market value for non-cash consideration not to exceed the greater of $280 million and 5% of consolidated total assets as set forth in the Existing Credit Agreement and, in each case, compliance, if required, with the mandatory prepayment provisions;

(c) make unlimited investments, subject only to pro forma compliance with the Applicable Consolidated Total Net Leverage Ratio Level;

(d) make unlimited investments in the Company or its restricted subsidiaries;

(e) make other investments, including but not limited to, (i) investments in joint ventures following the Closing Date not to exceed the greater of (x) $280 million and (y) 5% of consolidated total assets, (ii) investments in unrestricted subsidiaries not to exceed the greater of (x) $280 million and (y) 5% of consolidated total assets, (iii) additional investments not to exceed the greater of (x) $280 million and (y) 5% of consolidated total assets, (iv) make additional investments (A)

in connection with the purchases of vacation ownership intervals (“VOIs”) for inventory or resale, the purchase or payment for use of land/property for, the conversion of properties to, or the development of, expansion of or enhancement of, VOIs and any investments reasonably related, complementary, synergistic or ancillary thereto and (B) all investments in (I) the Company or any restricted subsidiary, (II) any person becoming a restricted subsidiary as a result of such investment and (III) joint-ventures, in each case, made in connection with the investments described in the foregoing clause (A), subject to pro forma compliance with the Applicable Consolidated Total Net Leverage Ratio Level and (v) permit Timeshare Loans (as defined in the Existing Credit Agreement) in “fee-for-service” arrangements or other similar arrangements in an HGV club or HGV branded residential unit where the purchase of the VOI is not from the Company or its subsidiaries;

(f) make unlimited dividends, distributions or redemptions, subject only to (i) no event of default shall have occurred and be continuing and (ii) pro forma compliance with a Consolidated Total Net Leverage Ratio of equal to or less than 3.00:1.00;

(g) make other dividends, distributions or redemptions, including but not limited to, (i) dividends, distributions or redemptions up to the sum of (A) 6% per annum of the net proceeds received by (or contributed to) the Company and its restricted subsidiaries from a public equity offering and (B) 6% of Market Capitalization (as defined in the Existing Credit Agreement) and (ii) additional dividends, distributions or redemptions not to exceed the greater of (x) $200 million and (y) 3.5% of consolidated total assets; and

(h) Restricted payments (including dividends and voluntary prepayments of material subordinated indebtedness) and investments (i) from a cumulative “builder” or “growth” basket (the availability of which shall not be subject to a leverage or other financial performance test and which shall include a “starter” basket of the greater of $350 million and at the election of the Company prior to the date of the bank meeting in connection with the Term Facility, a percentage of consolidated total assets or a percentage of Consolidated EBITDA, in each case, that is substantially equivalent to the initial monetary cap) to be based on either (to be selected by the Company prior to the date of the bank meeting in connection with the Term Facility) (A) cumulative retained Excess Cash Flow (which shall not be less than zero for each year) or (B) 50% of cumulative net income, in each case, plus the proceeds of (and fair market value of assets received from) equity issuances and contributions (other than excluded contributions or Specified Equity Contributions) received by the Company or Holdings after the Closing Date and other than in connection with the Acquisition, and other items to be mutually agreed, subject only to (other than with respect to investments), solely in the case of the “builder” or “growth” component thereof, no payment or bankruptcy (with respect to the Company or Holdings) event of default which has occurred and is continuing (or would result therefrom).

Financial Covenants:	Subject to the Senior Facilities Documentation Principles and the Limited Conditionality Provisions, limited to the following financial maintenance covenants (the “Financial Covenants”) to apply to the Revolving Facility only:

(a)   Following the Waiver Period, a maximum Consolidated First Lien Net Leverage Ratio not to exceed the Applicable First Lien Net Leverage Financial Covenant Level; provided that at the election of the Company (such election to be made no more than once during the life of the Senior Facilities and to only be made simultaneously with such an election made pursuant to clause (a)(ii) or (a)(iii) under the heading “Negative Covenants” above), the level set forth in this clause (a) shall be increased by a half-turn in connection with a Qualified Acquisition only for the four quarter period starting with the fiscal quarter in which such Qualified Acquisition is consummated and continuing for the three fiscal quarters immediately following such fiscal quarter, and, for the avoidance of doubt, no other quarter-end (other than such four quarter-ends).

(b)   A minimum Consolidated Interest Coverage Ratio (as defined in the Existing Credit Agreement) to be not less than the Applicable Interest Coverage Ratio Financial Covenant Level.

“Applicable First Lien Net Leverage Financial Covenant Level” means for any test period ending (i) on or after the Waiver Period through and including the fiscal quarter ending December 31, 2021, 3.75:1.00, (ii) for the fiscal quarter ending March 31, 2022, 3.50:1.00, (iii) for the fiscal quarters ending June 30, 2022 and September 30, 2022, 3.25:1.00 and (iv) thereafter, 3.00:1.00.

“Applicable Interest Coverage Ratio Financial Covenant Level” means for any test period ending (i) on or after the Closing Date through and including the first full fiscal quarter following the Closing Date, 1.25:1.00, (ii) for the second full fiscal quarter following the Closing Date, 1.50:1.00, (iii) for the third full fiscal quarter following the Closing Date, 1.75:1.00 and (iv) thereafter, 2.00:1.00.

The Financial Covenants shall be calculated on a consolidated basis and tested on the last day of each fiscal quarter for each consecutive four fiscal quarter period.

Any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Agent) made to the Company after the first day of a fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Company, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with any Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters, (b) no more than five Specified Equity Contributions may be made over the life of the Senior Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Company to be in compliance with the Financial Covenants, (d) there shall be no pro forma reduction in indebtedness (including through netting) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter with respect to which such Specified Equity Contribution was made and (e) the foregoing may not be relied on for purposes of calculating any financial ratios other than compliance with the Financial Covenants and shall not result in any adjustment to any baskets or other amounts other than the amount of Consolidated EBITDA referred to above.

The Senior Facilities Documentation will contain customary “stand-still” provisions pursuant to which with regard to the exercise of remedies during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the Agent of the Company’s intention to make such Specified Equity Contribution.

Unrestricted Subsidiaries:	Subject to the Senior Facilities Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Agreement, including that, subject to customary limitations on investments, loans, advances to, and other investments in, Unrestricted Subsidiaries, the Company will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such Unrestricted Subsidiary as a restricted subsidiary; provided that after giving effect to such designation, the Company is in pro forma compliance with the Financial Covenants and before and after such designation, no default shall have occurred and be continuing. Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Operative Documents and the results of operations and indebtedness of and cash and cash equivalents held by, Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Operative Documents.

Events of Default:	Subject to the Senior Facilities Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Agreement (to be applicable to the Company and its restricted subsidiaries): nonpayment of principal, interest or fees (with grace periods for interest, fees and other amounts); failure to perform negative covenants and the Financial Covenants (and affirmative covenants to provide notice of default or maintain the Company’s corporate existence); failure to perform other covenants subject to a 30-day cure period after notice by the Agent; any representation or warranty incorrect in any material respect when made; cross-default of, and cross-acceleration to, other indebtedness, subject to a threshold amount; bankruptcy or insolvency proceedings; final monetary judgments, subject to a threshold amount; ERISA events, subject to material adverse effect; invalidity (actual or asserted in writing by the Company) of the applicable Operative Documents or material portion of Collateral; and Change of Control; provided, that, notwithstanding anything to the contrary in the Operative Documents, a breach of any Financial Covenant or any financial covenant under any Incremental Revolving Facility or Refinancing Revolving Facility will not constitute an Event of Default for purposes of the Term Facility (or any other facility, other than the Revolving Facility, Incremental Revolving Facility or Refinancing Revolving Facility, as applicable), and the Lenders under the Term Facility (or any other facility other than the Revolving Facility, Incremental Revolving Facility or Refinancing Revolving Facility, as applicable) will not be permitted to exercise any remedies with respect to an uncured breach of such Financial Covenant or such other financial covenant until the date, if any, on which the commitments under the Revolving Facility, Incremental Revolving Facility or Refinancing Revolving Facility, as applicable, have been terminated or the loans thereunder have been accelerated as a result of such breach.

Voting:

Subject to the Senior Facilities Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Agreement. Amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the Senior Facilities (the “Required Lenders”), except, that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all Guarantors or all or substantially all of the Collateral and (e) changes in voting percentages; provided that certain matters as set forth in the Existing Credit Agreement will require class voting. Defaulting Lenders will be subject to the suspension of certain voting rights. Notwithstanding the foregoing, amendments and waivers of the Operative Documents that affect solely the Lenders under the Term Facility, Revolving Facility or any Incremental Facility (including waiver or modification of conditions to extensions of credit under the Revolving Facility, the availability and conditions to funding of any Incremental Facility (but not the conditions for implementing any Incremental Facility as noted above), pricing and other modifications), will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Term Facility, Revolving Facility or Incremental Facility) and no other consents or approvals shall be required. Any changes to the provisions of the Operative Documents affecting the Agent, the Issuing Bank or the Swingline Lender shall require the consent of the Agent, the Issuing Bank or the Swingline Lender, as applicable.

Notwithstanding the foregoing, only Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the Revolving Facility shall have the ability to amend or waive the Financial Covenant and provisions relating to Specified Equity Contributions.

The Operative Documents will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of loans is refinanced with a replacement tranche of loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of loans or modified loans.

For the avoidance of doubt, each of the Operative Documents may be amended in order to modify any provision relating to pro rata sharing of payments among the Lenders (and, in any case, any provision requiring pro rata payments or sharing of payments in connection with “amend and extend” transactions) with the consent of the Required Lenders.

In addition, if the Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature in the Operative Documents, then the Agent and the Company shall be permitted to amend such provision without any further action or consent of any other party with notice given to the Lenders of any such amendment.

Assignments and Participations:	Subject to the Senior Facilities Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Agreement, which provides that the Lenders will be permitted to assign (a) loans under the Term Facility with the consent of the Company (not to be unreasonably withheld or delayed) and (b) loans and commitments under the Revolving Facility with the consent of the Company (not to be unreasonably withheld), the Swingline Lender and the Issuing Bank; provided that (i) no consent of the Company shall be required in the case of (A) the Term Facility only, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (B) the Revolving Facility only, if such assignment is made to another Revolving Lender or to an affiliate of a revolving Lender of similar creditworthiness, or (C) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Company) event of default and (ii) the Company shall be deemed to have consented to an assignment of Term Loans if the Company does not object within 10 business days of a written request therefor. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed; provided that no consent of the Agent shall be required, in the case of the Term Facility only, if such assignment is made to another Lender or an affiliate or approved fund of a Lender. Each assignment will be in an amount of an integral multiple of $1,000,000 with respect to the Term Facility and $5,000,000 with respect to the Revolving Facility, or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Agent.

The Lenders will be permitted to sell participations in Term Loans and in loans and commitments under the Revolving Facility without consent being required, subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors or all or substantially all of the Collateral and (e) changes in voting thresholds.

The Operative Documents shall provide that so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on (a) a non-pro rata basis through open market purchases and/or (b) on a pro rata basis through Dutch auctions open to all Lenders in accordance with customary procedures as set forth in the Existing Credit Agreement; provided that any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its subsidiaries and no proceeds of the Revolving Facility may be used to consummate such assignment.

The Operative Documents will contain customary provisions allowing the Company to replace a Lender or terminate the commitment of a Lender and prepay that Lender’s outstanding Loans in full in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver), increased costs, taxes, etc. and defaulting lenders.

Cost and Yield Protection:	Subject to the Senior Facilities Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Agreement.

Expenses and Indemnification:	Subject to the Senior Facilities Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arrangers:	Davis Polk & Wardwell LLP.

ANNEX C-I

Interest Rates:	The interest rates under the Senior Facilities will be as follows: Term Facility: At the option of the Company, Adjusted LIBOR plus 2.50% or, ABR plus 1.50%.

Revolving Facility: Based on the following pricing grid to be determined based upon the Consolidated First Lien Net Leverage Ratio as of the Closing Date and thereafter as set forth in the most recent compliance certificate delivered to the Agent pursuant to the Operative Documents.

Consolidated First Lien Net Leverage Ratio	Adjusted LIBOR	ABR
≤ 0.75:1.00	1.75%	0.75%
> 0.75:1.00 and ≤ 1.50:1.00	2.00%	1.00%
> 1.50:1.00 and ≤ 2.25:1.00	2.45%	1.45%
> 2.25:1.00 and ≤ 3.00:1.00	2.90%	1.90%
> 3.00:1.00	3.50%	2.50%

The Company may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of (i) the Agent’s Prime Rate, (ii) the Federal Funds Effective Rate (which, if negative, shall be deemed to be 0.00%) plus 1/2 of 1.00%, (iii) one-month Adjusted LIBOR plus 1.00% and (iv) 1.00%.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for customary Eurodollar reserve requirements, if any, and shall be subject to a floor of (i) with respect to the Revolving Facility, 0.25% and (ii) with respect to the Term Facility, 0.50%.

Annex C-I—1

The Senior Facilities Documentation will include LIBOR replacement provisions substantially consistent with the Senior Facilities Agent’s “hardwired” approach (with such modifications as agreed between the Company and the Agent).

Letter of Credit Fee:	Same as the Existing Credit Agreement, a per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Commitment. In addition, the Company shall pay to the applicable issuing bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Same as Existing Credit Agreement. To be based on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year and based on the following pricing grid to be determined based upon the Consolidated First Lien Net Leverage Ratio as of the Closing Date and thereafter as set forth in the most recent compliance certificate delivered to the Agent pursuant to the Operative Documents. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Consolidated First Lien Net Leverage Ratio	Commitment Fee
≤ 0.75:1.00	0.30%
> 0.75:1.00 and ≤ 1.50:1.00	0.35%
> 1.50:1.00 and ≤ 2.25:1.00	0.40%
> 2.25:1.00 and ≤ 3.00:1.00	0.45%
> 3.00:1.00	0.50%

Annex C-I—2

Exhibit D

to

Commitment Letter

Summary of Amendment

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit D is attached or in the other Exhibits to such letter agreement, as applicable.

The Amendment shall not become effective until the Acquisition has been or concurrently therewith is consummated, and shall include the following changes to the Existing Credit Agreement:

1. Modify Section 7.03 of the Existing Credit Agreement to permit (i) the assumption of the indebtedness of the Target and its subsidiaries that will remain outstanding after giving effect to the Transactions, (ii) the incurrence of the Senior Unsecured Notes and/or Senior Unsecured Bridge Loans (as applicable), and the Term Facility (provided that the Term Facility shall be incurred under a separate credit agreement than the Existing Credit Agreement as amended by the Amendment unless otherwise mutually agreed by the Company and the Arrangers) and (iii) any permitted refinancing of any of the foregoing.

2. Modify Section 7.02 of the Existing Credit Agreement to permit the Transactions.

3. Modify Section 7.01 of the Existing Credit Agreement to permit (i) the assumption of the secured indebtedness of the Target and its subsidiaries that is contemplated to remain outstanding pursuant to the terms of the Acquisition Agreement and will remain outstanding after giving effect to the Transactions, (ii) the incurrence of Liens securing the Term Facility (including that the Term Facility be secured under the same collateral documents that secure the Existing Credit Agreement) and (iii) any permitted refinancing of any of the foregoing.

4. Modify Section 7.11 of the Existing Credit Agreement to be consistent with the Financial Covenants (as defined in Exhibit C) set forth under the heading “Financial Covenants” in Exhibit C hereto; provided that the minimum liquidity covenant set forth in Section 7.11(c) of the Existing Credit Agreement shall continue to apply during the Waiver Period, but the required minimum liquidity will be increased to $250 million from $175 million.

5. Modify the Existing Credit Agreement to permit Limited Condition Transactions (as defined in Exhibit C) as set forth under the heading “Limited Condition Transaction” in Exhibit C hereto.

6. Modify Section 5.05(c) of the Existing Credit Agreement to change the date of “December 31, 2015” to “December 31, 2020.”

It is understood and agreed that (x) all restrictions applicable during the Waiver Period pursuant to the Existing Credit Agreement, including, without limitation, the highest pricing tier and minimum liquidity covenant (subject to the modification thereto pursuant to paragraph 3 above), and (y) other than with respect to the changes set forth in this Exhibit D, the dollar baskets and thresholds set forth in the Existing Credit Agreement as of the date hereof, in each case shall continue to apply during the Waiver Period.

D-1

Exhibit E

to

Commitment Letter

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit E is attached or in the other Exhibits to such letter agreement, as applicable. The initial borrowings under each Facility shall be subject to the Limited Conditionality Provision in all respects and the following additional conditions precedent:

1. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any Facility, in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived in any material respect by the Company or any of its affiliates, nor shall the Company or any of its affiliates have given a material consent thereunder, in each case in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change, amendment, waiver or consent in respect of (x) the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement or (y) Section 7.3(f) of the Acquisition Agreement shall be deemed to be materially adverse to the Lenders); provided that (a) any amendment, waiver or consent which results in a reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent it is applied to reduce the amount of commitments in respect of the Senior Unsecured Bridge Facility and the Term Facility ratably and (b) any increase in purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders, to the extent such increase is not funded with any indebtedness (other than the Facilities).

2. The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (or in all respects, if separately qualified by materiality).

3. Subject to the Limited Conditionality Provisions, the Arrangers shall have received customary legal opinions, customary corporate documents and officers’ certifications; customary notices of borrowing; organizational documents; customary evidence of authorization to enter into the Operative Documents; and good standing certificates in jurisdictions of formation/organization (to the extent such a certificate exists in the applicable jurisdiction), in each case of the Company and the Guarantors. Each of the Agents shall have received a solvency certificate from the chief financial officer (or other comparable financial officer) of the Company substantially in the form attached as an exhibit to the Existing Credit Agreement.

4. All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three business days prior to the Closing Date) shall, upon the initial borrowing under the Facilities, have been paid.

5. Each of the Agents shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, that such Agent has requested at least ten business days prior to the Closing Date.

6. The Arrangers shall have received (a) (i) the audited consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows of HGVI as of and for the three (3) most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) the unaudited condensed consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows of HGVI as of and for each fiscal quarter ended after December 31, 2020 and at least 45 days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year) (and the comparable period in the prior fiscal year), in each case prepared in accordance with GAAP (including footnotes thereto); provided that the Arrangers acknowledge receipt of the audited financial statements of HGVI for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, (b) (i) the audited consolidated balance sheets and related statements of income, retained earnings, stockholder’s equity and changes in financial position of the Target as of and for the two (2) most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) the unaudited consolidated balance sheets and related statements of income, retained earnings, stockholder’s equity and changes in financial position of the Target as of and for each fiscal quarter ended after December 31, 2019 and at least 45 days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year) (and the comparable period in the prior fiscal year), in each case prepared in accordance with GAAP (including footnotes thereto); provided that the Arrangers acknowledge receipt of the audited financial statements of the Target for the fiscal years ended December 31, 2018 and December 31, 2019 and the unaudited financial statements for the Target for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of HGVI as of and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of HGVI pursuant to clause (a) above have been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of operations), without any requirement to reflect therein adjustments for purchase accounting.

7. (i) One or more investment banks (collectively, the “Investment Banks”) shall have been engaged pursuant to an engagement letter dated as of the date hereof to privately place the Senior Unsecured Notes, and such Investment Banks each shall have received, not later than 12 consecutive Business Days prior to the Closing Date (such period prior to the Closing Date, the “Marketing Period”), a preliminary offering memorandum or preliminary private placement memorandum for the Senior Unsecured Notes (the “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Senior Unsecured Notes in a form customary for senior unsecured Rule 144A-for-life offerings (except for portions thereof and information that would customarily be provided by the Investment Banks and parts of which, including with respect to the “description of notes”, the Investment Bank’s or its advisors’ cooperation is required for them to complete, provided that the Company shall have used its commercially reasonable efforts to cause them to be complete), which contains all financial statements, pro forma financial statements, business and other data with respect to HGVI, the Company and the Target customarily included therein (including all audited financial statements, all unaudited financial statements and, in the case of unaudited financial statements, reviewed by applicable independent accountants as provided in Statement on Auditing Standards No. 100, in each case with respect to each of the Company and the Target), necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) in connection with the offering of such debt securities from each of HGVI’s and the Target’s independent accountants, along with drafts of the applicable comfort letters which such independent accountants are prepared to deliver upon the “pricing” of any offering of the Senior Unsecured Notes following completion of customary procedures, which Offering Document shall be updated by the Company from time to time during the Marketing Period as necessary to meet the requirements of the foregoing so long as the Marketing Period has not been completed, and (ii) the Investment Banks shall have been afforded a period of at least 12 consecutive Business Days following receipt of an Offering Document including the information described in clause (i) to seek to place the Senior Unsecured Notes; provided that, (x) May 28, 2021, July 2, 2021 and November 26, 2021 shall not constitute Business Days for purposes of the Marketing Period and (y) notwithstanding anything to the contrary herein, if the Marketing Period has not been completed on or prior to August 23, 2021, the Marketing Period shall not commence until September 7, 2021.

8. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Facilities.

9. With respect to the Senior Facilities, subject to the Limited Conditionality Provision, to the extent required by the Operative Documents, all documents and instruments required to create and perfect the Senior Facilities Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.